Exhibit 23.2
Consent of Independent Registered Public Accounting Firm
The Board of Directors
Celanese Corporation:
We consent to the use of our reports dated March 30, 2006, with respect to the consolidated balance sheets of Celanese Corporation and subsidiaries as of December 31, 2005 and 2004, and the related consolidated statements of operations, stockholders’ equity (deficit), and cash flows for the year ended December 31, 2005 and the nine-month period ended December 31, 2004, and the related financial statement schedule, incorporated herein by reference and to the reference to our firm under the heading “Experts” in the prospectus.
Our report referred to above contains an explanatory paragraph that states that as a result of the acquisition by a subsidiary of Celanese Corporation of 84.3% of the outstanding stock of Celanese AG in a business combination effective April 1, 2004 (a convenience date for the April 6, 2004 acquisition date), the consolidated financial information for the period after the acquisition is presented on a different cost basis than that for the periods before the acquisition, and therefore, is not comparable.
(Signed) KPMG LLP
Dallas, Texas
May 9, 2006